SUPPLEMENT Dated May 10, 2010
To the Prospectus Dated April 30, 2010

ING Select Rate
Issued By ING Life Insurance and Annuity Company

This supplement updates the prospectus. Please read this supplement carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Service
Center at 1-888-854-5950.

For Contracts issued in Pennsylvania and Texas:

1.	The Waiver of Surrender Charge for Extended Medical Care or a Terminal Condition
is not available.

2.	Change of Owner or Beneficiary – Any transfer of ownership or change of Beneficiary will take effect as of the date Notice to Us is signed by you, subject to any payments we make or actions we take prior to our receipt of such Notice to Us. For more information regarding such changes, see page 11.

3.	The Guarantee Period Interest Rate is guaranteed to be greater than 0%, and is currently
0.25%. For more information regarding the Guarantee Period Interest Rate, see page 14.

4.	Market Value Adjustment

	a.	Our right in the Contract to substitute the index in the event the Treasury Constant
Maturity Series or Barclays U.S. Aggregate Corporate Index is no longer available is subject to approval of the Interstate Insurance Product Regulation Commission.

	b.	The MVA Factor does not have a bias.

	c.	The MVA Factor is calculated as follows:

		n
	(1+a+i)	12
MVA Factor = [	( 1 +b + j )	] -1

For more information regarding the Market Value Adjustment, see page 14.

5.	Annuity Payments – In determining the amount of the Annuity Payments on the Annuity
Commencement Date the net investment return will be the greater of 1% and the net investment return assumed under a single premium immediate annuity available for purchase at the time, using the Cash Surrender Value of this Contract, to the same class of Annuitants.
For more information regarding Annuity Payments, see page 21.

6.	Assignment – To make, modify or release an assignment, you must provide Notice to Us.
Your instructions will take effect as of the date Notice to Us is signed by you, unless you specify otherwise, subject to any payments we make or actions we take prior to our receipt of such Notice to Us. For more information regarding assignments, see page 23.

Select Rate - 155984	05/10/2010

SUPPLEMENT Dated May 10, 2010
To the Prospectus Dated April 30, 2010

ING Select Rate
Issued By ING Life Insurance and Annuity Company

This supplement updates the prospectus. Please read this supplement carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Service
Center at 1-888-854-5950.

For Contracts issued in Iowa, Indiana, Maryland, North Carolina, and Washington:

1.	The Waiver of Surrender Charge for Extended Medical Care or a Terminal Condition
is not available.

2.	Change of Owner or Beneficiary – Any transfer of ownership or change of Beneficiary will take effect as of the date Notice to Us is signed by you, subject to any payments we make or actions we take prior to our receipt of such Notice to Us. For more information regarding such changes, see page 11.

3.	Assignment – To make, modify or release an assignment, you must provide Notice to Us.
Your instructions will take effect as of the date Notice to Us is signed by you, unless you specify otherwise, subject to any payments we make or actions we take prior to our receipt of such Notice to Us. For more information regarding assignments, see page 23.

Select Rate - 155985	05/10/2010